630 Las Gallinas Ave
San Rafael, CA 94903

For Immediate Release
April 24, 2007
Contact:	Mark Garwood
President / CEO
Epic Bancorp
415-526-6400

Epic Bancorp First Quarter Earnings Increase 14.2%;
Announces 20% increase in Dividend

San Rafael, CA, April 24, 2007--Epic Bancorp (the “Company”) (NASDAQ:EPIK), the parent company for Tamalpais Bank and Epic Wealth Management, today reported net income for the quarter ended March 31, 2007 of $1,018,000, a 14.2% increase over net earnings of $892,000 for the same quarter in 2006.  Diluted earnings per share for the quarter ended March 31, 2007 was $0.25, an 11.5% increase over $0.22 for the same quarter in 2006.  Per share results for 2006 have been restated for the 7% stock dividend paid February 14, 2007.

Separately the Company today announced that its Board of Directors has declared a cash dividend of $0.045 per share, which is 20% higher than the $0.0374 dividend declared in each of the four quarters of 2006.  The dividend will be paid on May 31, 2007 to shareholders of record as of May 15, 2007.  The Company had previously declared dividends of $0.028 in each of the four quarters of 2005 and $0.0233 in each of the four quarters of 2004.  Dividends per share results for 2006 and prior have been restated for the 7% stock dividend paid February 14, 2007.

The total assets of the Company as of March 31, 2007 were $500.2 million, down $3.3 million (0.7%) from $503.5 million as of December 31, 2006.  During the first quarter of 2007 net loans receivable decreased by 1.9% to $413.5 million, deposits of $369.7 million remained flat, investment securities increased 0.9% to $48.8 million, and stockholders’ equity increased 4.1% to $32.1 million from December 31, 2006.

Epic Bancorp
Press Release
April 24, 2007

“Our asset quality remains very strong, with nonperforming loans at 0.13% of total assets.  We have also had no loan losses for 41 consecutive quarters,” said Mark Garwood, CEO/president of the Company.

The Company’s net interest income before its provision for loan losses was $4,290,000 in the first quarter of 2007, compared to $4,390,000 in the same quarter of 2006.  The decrease in net interest income was primarily attributable to a decrease in the net interest margin partially offset by an increase in the earning asset base.  During the first quarter of 2007 loan payoffs exceeded their historical levels and loan originations were lower than previous quarters.

The provision for loan losses in the first quarter of 2007 was a recovery of $86,000 as compared to a provision of $143,000 in the first quarter of 2006.  The recovery recorded in the first quarter of 2007 was necessitated by the quarterly decrease in the loan portfolio coupled with continued strong asset quality.

Noninterest income in the first quarter of 2007 was $500,000, compared to $494,000 in the same period in 2006.  The increase in noninterest income in the first quarter was primarily due to an increase in service charges and other income, partially offset by a decrease in the volume of Small Business Administration (SBA) loans sold.

The net interest margin on earning assets for the first quarter of 2007 was 3.58%, versus 3.93% in the first quarter of 2006 and 3.59% in the fourth quarter of 2006.

Total noninterest expense in the first quarter of 2007 was $3,275,000, a 2.0% decrease compared to $3,341,000 for the same period in 2006.  This decrease was primarily due to $104,000 decrease in personnel expenses, partially offset by a $20,000 increase in other administrative expenses.  The income tax provision in the first quarter of 2007 totaled $583,000 as compared to $508,000 in the first quarter of 2006.

Epic Bancorp
Press Release
April 24, 2007

“We had a challenging quarter growing loans and deposits.  We made a strategic decision to not fund loans at rates that were too low to profitably retain on our balance sheet, or compromise our pristine credit quality,” Garwood said.

“We also chose not to match the high deposit rates paid by some of our competitors.  Nevertheless, we were able to grow noninterest checking accounts by 4.1% in the quarter and continued to control operating expenses, as noninterest expense decreased 2.0% from the prior year.  Our net interest margin decreased one basis point from the fourth quarter of 2006 and we believe most of the compression of our net interest margin is behind us.

“We were also able to increase our dividend.  Our dividend program, which began in 2004 has steadily increased each year, we are pleased to share our success with our shareholders.”

About Epic Bancorp

Epic Bancorp (www.epicbancorp.com) based in San Rafael, CA, is the parent company of Tamalpais Bank and Epic Wealth Management. The Company had $500 million in assets and $370 million in deposits as of March 31, 2007.  Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol EPIK. For additional information, please contact Mark Garwood at 415-526-6400.

About Tamalpais Bank

Tamalpais Bank, a wholly owned subsidiary of Epic Bancorp, operates seven branches in Marin County and a loan production office in Santa Rosa.  The branches are located in Corte Madera, Greenbrae, Mill Valley, San Anselmo, San Rafael, Terra Linda, and Tiburon/Belvedere.

Epic Bancorp
Press Release
April 24, 2007

About Epic Wealth Management

Epic Wealth Management specializes in helping clients of Tamalpais Bank and other high net worth families reach their lifetime financial goals through a collaborative, comprehensive and education-oriented approach to investment management. Epic Wealth Management is located at 851 Irwin Street in San Rafael. For additional information about Epic Wealth Management, please call 415-526-4300.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Epic Wealth Management . These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of our wealth management business and;  (7)other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties.  Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Epic Bancorp
Press Release
April 24, 2007

EPIC BANCORP AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31 2007	December 31, 2006	$ Change	% Change

	(unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$4,234,467	$3,750,262	$484,205	12.9%
Federal funds sold	13,061,582	8,525,772	4,535,810	53.2%

Total Cash and Cash Equivalents	17,296,049	12,276,034	5,020,015	40.9%
Interest-bearing time deposits in other financial institutions	998,561	987,305	11,256	1.1%
Investment securities
Available-for-sale	28,750,434	26,515,887	2,234,547	8.4%
Held-to-maturity, at cost	20,039,831	21,823,305	(1,783,474)	-8.2%
Federal Home Loan Bank restricted stock, at cost	4,988,000	5,891,900	(903,900)	-15.3%
Pacific Coast Banker’s Bank restricted stock, at cost	50,000	50,000	—	0.0%
Loans receivable	418,113,391	426,006,504	(7,893,113)	-1.9%
Less: Allowance for loan losses	(4,585,307)	(4,671,596)	86,289	-1.8%

	413,528,084	421,334,908	(7,806,824)	-1.9%
Bank premises and equipment, net	5,111,014	5,274,915	(163,901)	-3.1%
Accrued interest receivable	3,067,718	3,297,170	(229,452)	-7.0%
Other assets	6,387,095	6,062,952	324,143	5.3%

Total Assets	$500,216,786	$503,514,376	$(3,297,590)	-0.7%

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing deposits	$18,884,185	$18,134,565	$749,620	4.1%
Interest-bearing checking deposits	7,854,554	8,432,730	(578,176)	-6.9%
Money market and saving deposits	160,435,888	150,011,698	10,424,190	6.9%
Certificates of deposit greater than or equal to $100,000	121,182,713	129,011,093	(7,828,380)	-6.1%
Certificates of deposit less than $100,000	61,337,573	64,214,598	(2,877,025)	-4.5%

Total Deposits	369,694,913	369,804,684	(109,771)	0.0%
Federal Home Loan Bank Advances	81,141,933	86,250,777	(5,108,844)	-5.9%
Junior Subordinated Debentures	13,403,000	13,403,000	—	0.0%
Accrued interest payable and other liabilities	3,839,497	3,175,055	664,442	20.9%

Total Liabilities	468,079,343	472,633,516	(4,554,174)	-1.0%

Commitment and Contingencies	—	—	—	0.0%
Stockholders’ Equity
Common stock, no par value; 10,000,000 shares authorized; 3,966,271 and 3,960,852 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	10,446,922	10,384,816	62,106	0.6%
Paid-In-Capital	490,110	381,993	108,117	28.3%
Retained earnings	21,253,339	20,236,571	1,016,768	5.0%
Accumulated other comprehensive income/loss	(52,928)	(122,520)	69,592	-56.8%

Total Stockholders’ Equity	32,137,443	30,880,860	1,256,583	4.1%

Total Liabilities and Stockholders’ Equity	$500,216,786	$503,514,376	$(3,297,590)	-0.7%

Epic Bancorp
Press Release
April 24, 2007

EPIC BANCORP AND SUBSIDIARIES
Consolidated Statements of Income
For the Periods Ended March 31, 2007 and 2006

	Three Months Ended March 31,

	2007	2006	$ Change	% Change

	(Unaudited)
Interest Income
Interest and fees on loans	$8,813,046	$7,451,525	$1,361,521	18.3%
Interest on investment securities	566,859	424,282	142,577	33.6%
Interest on Federal funds sold	45,398	76,103	(30,705)	-40.3%
Interest on other investments	80,021	72,041	7,980	11.1%
Interest on deposits in other financial institutions	11,256	10,742	514	4.8%

Total Interest Income	9,516,580	8,034,693	1,481,887	18.4%

Interest Expense
Interest expense on deposits	4,093,507	2,670,139	1,423,368	53.3%
Interest expense on borrowed funds	843,970	760,259	83,711	11.0%
Interest expense on Junior Subordinated Debentures	289,274	214,659	74,615	34.8%

Total Interest Expense	5,226,751	3,645,057	1,581,694	43.4%

Net Interest Income Before Provision for Loan Losses	4,289,829	4,389,636	(99,807)	-2.3%
Provision for Loan Losses	(86,289)	142,788	(229,077)	-160.4%

Net Interest Income After Provision for Loan Losses	4,376,118	4,246,848	129,270	3.0%

Noninterest Income
Gain on sale of loans, net	158,438	209,230	(50,792)	-24.3%
Loan servicing	27,027	32,313	(5,286)	-16.4%
Registered Investment Advisory Services fee income	159,993	128,626	31,367	24.4%
Other income	154,299	123,633	30,666	24.8%

Total Noninterest Income	499,757	493,802	5,955	1.2%

Noninterest Expenses
Salaries and benefits	1,903,043	2,007,198	(104,155)	-5.2%
Occupancy	348,347	340,975	7,372	2.2%
Advertising	136,631	138,531	(1,900)	-1.4%
Professional	114,390	118,799	(4,409)	-3.7%
Data processing	111,325	106,980	4,345	4.1%
Equipment and depreciation	199,270	186,867	12,403	6.6%
Other administrative	461,876	441,616	20,260	4.6%

Total Noninterest Expense	3,274,882	3,340,966	(66,084)	-2.0%

Income Before Income Taxes	1,600,993	1,399,684	201,309	14.4%
Provision for Income Taxes	583,064	508,076	74,988	14.8%

Net Income	$1,017,929	$891,608	$126,321	14.2%

Earnings Per Share
Basic	$0.26	$0.22	$0.04	15.9%

Diluted	$0.25	$0.22	$0.03	11.5%

Epic Bancorp
Press Release
April 24, 2007

EPIC BANCORP AND SUBSIDIARIES
Selected Ratios and Other Data
Unaudited
(Dollars in Thousands Except Per Share Amounts)

	At or For the Three Months Ended March 31,

	2007	2006

Profitability Ratios:
Return on average assets	0.82%	0.77%
Return on average equity	12.91%	12.94%
Net Interest Margin	3.58%	3.93%
Efficiency ratio	68.4%	68.4%
Other Information:
Average total assets	$498,973	$464,901
Average interest earning assets	$486,627	$452,676
Average equity	$31,547	$27,568
Average Basic Shares Outstanding	3,963,581	3,945,377
Average Diluted Shares Outstanding	4,153,390	3,960,036
Basic earnings per share	$0.26	$0.22
Diluted earnings per share	$0.25	$0.22

	At March 31, 2007	At December 31, 2006

Share Information:
Book value per share	$8.10	$7.80
Shares outstanding	3,966,271	3,960,852
Asset Quality Information:
Non-performing loans	$531	$—
Other real estate owned	$—	$—
Allowance for loan losses	$4,585	$4,672
Non-performing loans / total loans	0.13%	0.00%
Non-performing assets / total assets	0.11%	0.00%
Allowance for loan losses / loans outstanding	1.10%	1.10%
Allowance for loan losses / non-accrual loans	863.52%	N/A
Tamalpais Bank Capital Ratios:
Tier 1 leverage ratio	8.89%	8.62%
Tier 1 risk based capital ratio	10.17%	9.70%
Total risk based capital ratio	11.23%	10.75%

Epic Bancorp
Press Release
April 24, 2007

EPIC BANCORP AND SUBSIDIARIES
Average Balance Sheets (Unaudited)

	For the Three Months Ended

	3/31/07			3/31/06

(dollars in thousands)	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid

Assets
Investment securities - taxable (1)	$49,896	$567	4.61%	$45,407	$424	3.79%
Other investments	5,274	80	6.15%	6,105	72	4.78%

Interest bearing deposits in other financial institutions	1,025	11	4.35%	1,121	11	3.98%
Federal funds sold	3,563	45	5.12%	7,019	76	4.39%
Loans (2)	426,869	8,813	8.37%	393,024	7,452	7.69%

Total Interest Earning Assets	486,627	9,516	7.93%	452,676	8,035	7.20%
Allowance for loan losses	(4,683)			(4,278)
Cash and due from banks	4,840			6,020
Net premises, furniture and equipment	5,097			4,838
Other assets	7,092			5,645

Total Assets	$498,973			$464,901

Liabilities and Shareholders’ Equity
Interest bearing checking	$7,919	12	0.61%	$7,096	11	0.63%
Savings deposits (3)	151,706	1,691	4.52%	160,498	1,364	3.45%
Time deposits	188,348	2,390	5.15%	138,314	1,295	3.80%
Other borrowings	84,100	844	4.07%	100,017	760	3.08%
Junior Subordinated Debentures	13,403	289	8.74%	10,310	215	8.46%

Total Interest Bearing Liabilities	445,476	5,226	4.76%	416,235	3,645	3.55%
Noninterest deposits	17,985			17,591
Other liabilities	3,965			3,507

Total Liabilities	467,426			437,333
Shareholders’ Equity	31,547			27,568

Total Liabilities and Shareholders’ Equity	$498,973			$464,901

Net interest income		$4,290			$4,390

Net interest spread (4)			3.17%			3.65%
Net interest margin (5)			3.58%			3.93%

(1)	The yields for securities were computed using the average amortized cost and therefore do not give effect for changes in fair value.

(2)	Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses.

(3)	Savings deposits include Money Market accounts.

(4)	Net interest spread is the interest differential between total interest earning assets and total interest-bearing liabilities.

(5)	Net interest margin is the net yield on average interest earning assets.